EXHIBIT 99.1

Contact:

For Indevus
Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	Vice President, Corporate Communications
(781) 861-8444	(781) 402-3410

INDEVUS REPORTS POSITIVE DATA FROM PHASE III NEBIDO® TRIAL

Compound Achieves All Key Endpoints for Both Efficacy and Safety

Investor Conference Call Planned for June 7, 2007, 9:00 a.m. Eastern Time

LEXINGTON, MA, June 7, 2007 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced final results from its Phase III pharmacokinetic trial for NEBIDO (testosterone undecanoate), a long-acting injectable testosterone therapy under development for the treatment of male hypogonadism which the Company licensed from Bayer Schering Pharma AG, Germany. The data from the recently completed 48-week trial showed that NEBIDO met its primary endpoints, a responder analysis based on average testosterone concentrations during the steady state dosing interval and an outlier analysis based on the maximum testosterone concentrations during the steady state dosing interval. In addition, the drug was well tolerated. The Company will host a conference call and webcast today at 9:00 a.m. eastern time (details follow below).

“I am extremely pleased to report the successful completion of our NEBIDO study and we are looking forward to the submission of our NDA later this summer,” stated Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus. “The market opportunity for NEBIDO is substantial. The results of our trial demonstrate the potential of NEBIDO, the only once every three month treatment for male hypogonadism, to dramatically improve the treatment options for men who suffer from this condition.”

Study Design

The study was designed to supplement the European clinical trial database (originally generated by Bayer Schering Pharma AG, Germany), which has formed the basis for the approval of NEBIDO in over 75 countries to date. Specifically, the purpose of the completed Phase III trial was to evaluate NEBIDO under U.S. Food and Drug Administration (FDA) pharmacokinetic guidelines for the approval of testosterone therapy products for male hypogonadism.

The Phase III pharmacokinetic trial was a randomized open-label (unblinded) study that included the evaluation of the pharmacokinetics of NEBIDO dosed as either 1000 mg every 12 weeks or as 750 mg every 12 weeks, both via intramuscular injection. The primary endpoints included a responder analysis (based on guidelines provided from the FDA for average testosterone concentrations over the steady state dosing interval) and an outlier analysis (based on the maximum testosterone concentrations during the steady state dosing interval). Specifically, a responder was defined (per the FDA) as a patient who, during steady state had an average concentration of serum total testosterone (Cavg) within the normal range (300 to 1000 ng/dL). The primary response endpoint was met if at least 75% of patients achieved a Cavg within this normal range. FDA also provided guidelines related to maximum testosterone (Cmax) levels, including thresholds that no patient should exceed a testosterone concentration of 2500 ng/dL, no more than 5% of patients should exceed a concentration of 1800 ng/dL, and no more than 15% of patients should exceed a concentration of 1500 ng/dL.

In addition, secondary outcomes included measurements evaluating the general health and well-being of the patients by questionnaires and assessment tools.

Study Findings

The trial randomized a total of 237 male hypogonadal patients (117 patients treated in the 1000 mg dose arm and 120 patients treated in the 750 mg dose arm). The patient completion rate of all 5 injections with NEBIDO was over 80%, demonstrating remarkably high treatment compliance for this one-year study. Reasons for discontinuation were similar between the treatment groups.

Of the 97 patients in the 1000 mg arm receiving their fourth injection, 94% had a Cavg over the course of the 12 week injection period that was within the normal range, demonstrating that treatment with NEBIDO was sufficient to maintain clinically therapeutic testosterone levels in hypogonadal men with injections given only once every 12 weeks (or just 4 to 5 times per year). Further, no patients in the 1000 mg arm exceeded a testosterone concentration of 2500 ng/dL; four of 97 (4.1%) patients had a peak level over 1800 ng/dL; and 11 of 97 (11.3%) patients had a peak level exceeding 1500 ng/dL. The duration of time any patient had a concentration over these Cmax thresholds was brief.

Of the 102 patients in the 750 mg arm receiving their fourth injection, 86% had a Cavg within the normal range. No patients in the 750 mg arm exceeded a testosterone level of either 2500 ng/dL or 1800 ng/dL, and only four of 102 (3.9%) patients had a peak level exceeding 1500 ng/dL. For those few patients exceeding the 1500 ng/dL threshold, the duration of time above the threshold was brief.

Both treatment arms demonstrated improvements from baseline in the key secondary clinical outcome variables.

Both doses of the drug were well-tolerated as indicated by the analysis of the safety measurements collected and the persistence with study treatment. Further, the spectrum of adverse events reported were comparable to other injectable hypogonadism treatments reported in the literature. There were no significant adverse changes in laboratory parameters with NEBIDO treatment.

Conference call and webcast

The Company will hold a conference call and webcast to discuss these results at 9:00 a.m. eastern time on June 7, 2007. The live call may be accessed by dialing 800-659-2056 from the U.S. and Canada, and 617-614-2714 from international locations. The participant passcode is 34528470. A replay of the call will be available beginning at 11:00 a.m. on June 7, 2007 and lasting until 12:00 a.m. on July 6, 2007. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 36218483.

The press release and the live webcast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call.

About NEBIDO

NEBIDO® is a long-acting depot preparation of testosterone undecanoate under development for the treatment of male hypogonadism. NEBIDO is expected to be the first three-month testosterone preparation available in the U.S. in the growing market for testosterone replacement therapies. Indevus acquired U.S. rights to NEBIDO from Bayer Schering Pharma AG, Germany in July 2005.

About Hypogonadism

Male hypogonadism is an increasingly recognized medical condition characterized by a reduced or absent secretion of testosterone from the testes. Reduced testosterone levels can lead to health problems and significantly impair quality of life. Common effects of hypogonadism include decreased sexual desire, muscle loss and weakness, as well as an increased risk of osteoporosis. Today, there are an estimated four to five million men in the U.S. who suffer from hypogonadism. Of this group, less than ten percent are currently receiving treatment with testosterone replacement therapy.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA® for overactive bladder, VANTAS® for advanced prostate cancer, and DELATESTRYL® to treat male hypogonadism, all of which are currently marketed, as well as SUPPRELIN® LA, which was recently approved for central precocious puberty. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include SANCTURA XR™, the once-daily formulation of SANCTURA, VALSTAR® for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and pagoclone for stuttering.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA®, SANCTURA XR™, NEBIDO® , VANTAS® and SUPPRELIN® LA; the early state of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, VANTAS® , SUPPRELIN® LA and VALSTAR®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS and VALSTAR; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; changes in reimbursement policies and/or rates for SANCTURA, VANTAS, DELATESTRYL and any future products; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; the risk that the businesses of Indevus and Valera Pharmaceuticals, Inc. will not be integrated successfully during the period following the related merger; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected; market acceptance for the merger and approved products; risks of regulatory review and clinical trials; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations and other risks. Indevus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.